Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES RECORD
FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

Sales Grew 14.1% in the Fourth Quarter
And 21.9% for the Full Year

GAAP Net Income $0.30 Per Share in Fourth Quarter
And $1.17 Per Share for Full Year

Announces 2008 Guidance
Revenue $1.025 to $1.050 Billion
Earnings $1.38 to $1.42 Per Share

Hain Pure Protein Acquisition of Plainville Turkey Farm

Independent Review of Option Grants and Procedures
Substantially Complete

Melville, NY, August 29, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported record results for the fourth quarter and fiscal year ended June 30, 2007.

The Company reported net sales of $222.3 million, a 14.1% increase, compared with $194.8 million in the prior year fourth quarter. Net income reached $12.3 million, an increase of 40.2% over the prior year fourth quarter of $8.8 million. Diluted earnings per share for the quarter totaled $0.30 per share compared to $0.22 per share in the prior year fourth quarter, a 36.4% increase. Full fiscal year sales reached a record $900.4 million, a 21.9% increase over prior year sales of $738.6 million. Diluted earnings per share for the full year was a record $1.17 compared with $0.95 per share, a 23.2% increase.

“The fundamentals of our business remain strong, as the execution of our strategy is driving the growth of our natural and organic products through a variety of distribution channels. We are particularly pleased with the contribution in North America from many of our leading brands including Rice Dream®, Terra®, Earth’s Best®, Arrowhead Mills®, Health Valley®, Avalon® and Jason® as well as Hain Pure Protein. As we had expected, Celestial Seasonings® remained challenged during the fourth quarter in a very competitive category. We are doing the right things for the long-term health of the brand, with a restaging that includes new packaging, which is now entering distribution. The steps we have taken impacted the brand’s performance and our overall results in the fourth quarter. Internationally, our European operations, including the United Kingdom, also had a positive fourth quarter,” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

“During fiscal year 2008, we intend to maintain our focus on margin enhancement and operating efficiencies to strengthen our business and offset higher input costs. We believe this is the most effective way to drive sustainable growth and shareholder value. Specifically, we expect to achieve greater economies as we further consolidate our recently acquired operations in the United Kingdom and in Personal Care. At the same time, we will continue to provide high quality brands and products to leverage the ongoing growth in consumer demand for 'better-for-you' foods and personal care items,” continued Irwin Simon.

The Company reported gross margin of 27.9% in the fourth quarter, compared to 26.5% in the prior year fourth quarter. For the full year, gross margin was 29.0% compared to 28.9% for the prior year. Margin improvements achieved through productivity gains and price increases were offset by the challenges at Celestial Seasonings, in addition to that unit continuing to contribute a lower percentage of the Company’s sales.

Selling, general and administrative expense for the fourth quarter was 19.4% of net sales compared to 18.2% in the prior year, the increase coming from increased amortization of acquired intangibles resulting from numerous recent acquisitions and increased professional fees. For the full year, selling, general and administrative expense was 19.7% versus 20.0% in the prior year.

Interest expense, net, in the fourth quarter was $2.8 million versus $1.8 million in the prior year quarter. The higher interest cost this year was the result of higher borrowings for the January acquisition of Avalon Natural Products and a full quarter of interest this year on $150 million in senior debt versus the prior year quarter.

The Company’s effective tax rate for the full year was 38.2% versus 37.8% in the prior year.
Average diluted shares outstanding for the quarter were 41.7 million, an increase of 1.6 million shares or 4% over the prior year quarter and 41.1 million for the full year. The increase resulted from additional shares issued for the exercise of employee stock options, shares issued to Yeo Hiap Seng Limited and higher equivalent shares included in the earnings per diluted share calculation as a result of the Company’s higher share price.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

The Company’s balance sheet remains strong, with $200.5 million in working capital and a current ratio of 2.7 at June 30, 2007. Debt as a percentage of equity was 31% with equity at $696.9 million. The number of days in the Company’s cash conversion cycle was 77 compared to 72 days in the prior year period, due to higher levels of inventory at Celestial Seasonings and the recently acquired Avalon Natural Products. Additionally, the Company’s recently acquired Haldane unit had an inventory build-up in anticipation of the planned consolidation of one of the facilities acquired into our existing Fakenham facility. Operating free cash flow was $55.0 million for the fiscal year versus $38.1 million in the comparable period of the prior year, an increase of 44%.

In the fourth quarter of this year, the Company succeeded in efforts to collect back from wholesale customers valued added tax (“VAT”) that had not been previously charged to them, resulting in the reversal of the first quarter charge after an unfavorable decision in a court appeals process in Germany. As a result, other income in the fourth quarter this year includes the reversal of $2.2 million, pre-tax, or $0.03 per share. This VAT reversal offset the lower sales and higher marketing costs at Celestial Seasonings in the fourth quarter.

The Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (SAB) No. 108 in September 2006, which we adopted in fiscal 2007. We adjusted our beginning retained earnings for fiscal 2007 to recognize a reserve for expected trade promotional expenses for certain reporting units on a basis consistent with all other reporting units. The adoption resulted in adjusting our results for the nine months ended March 31, 2007, decreasing net sales and pretax income by $0.9 million or $0.6 million ($0.02 per share) after tax.

“We’re excited about our business prospects in fiscal year 2008 with our existing business and opportunities to expand our brands into new categories. The pending acquisition of TenderCare International later this year positions Earth’s Best to roll-out diapers and wipes. Our alliance with Yeo Hiap Seng Limited expands our product offerings in the Asian markets with the soon to be introduced Yeo’s Soy Dream®. And we are excited about the restaging of Celestial Seasonings specialty teas and the introduction of Saphara™, our new premium organic tea in a pyramid bag and Celestial Seasonings organic, fair-trade certified coffees. And these are just a few of the exciting brand innovations planned this fiscal year,” added Irwin Simon.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

“We are focused on driving further profitable growth and international expansion opportunities. With a plan that is already being implemented to reinvigorate Celestial Seasonings, our business is on the right track, with solid execution in Grocery and strong fundamentals in Personal Care. Our talented people and management team all over the world are enabling the Company to meet the strong general interest and consumer demand for innovative and healthy natural and organic products and to promote A Healthy Way of Life™. The Company is positioned to capitalize on these opportunities through our superior brands and with effective marketing and sales to benefit our shareholders, customers, consumers and employees,” said Irwin Simon.

Acquisition of Plainville Turkey Farm, Inc.
The Company announced the acquisition of Plainville Turkey Farm, Inc. through its Hain Pure Protein Corporation joint venture, of which the Company controls 50.1% with the remaining minority interest of 49.9% owned by Pegasus Capital Advisors, LP. Located near Syracuse, New York, Plainville has been growing and processing turkey since 1923 and today is a leading supplier of natural and antibiotic-free whole turkeys and deli turkey products primarily serving the natural and grocery channels in the Northeast and Mid-Atlantic regions. Plainville Turkey Farm generated approximately $30 million in sales in its last fiscal year. The Company expects the transaction to be slightly accretive to earnings in fiscal year 2008.

“We’re excited to expand our specialty poultry business with a well-recognized industry leader in Plainville Turkey Farm. Mark Bitz, a sixth generation member of the family, will be joined by James Reed, an industry veteran from ConAgra Foods, Inc., Empire Kosher Inc. and most recently Cameco Inc. in the day-to-day operations of the business. As a company with headquarters in New York, we also look forward to adding to our operations in the state,” concluded Irwin Simon.

Fiscal Year 2007 Highlights
The Company highlighted several of its accomplishments during fiscal year 2007:
•	Achieved continued solid sales and earnings growth driven by increased consumption and margin enhancement
•	Implemented price increases to offset increasing input costs
•	Introduced innovative new products across multiple product categories
•	Expanded the meat-free and non-dairy beverage offerings in the United Kingdom with the acquisition of Haldane Foods and relaunched the Linda McCartney® brand
•	Solidified personal care positioning in skin care, hair care, bath and body and sun care with the acquisition of the Avalon Organics and Alba Botanica brands
•	Entered the tofu category with the acquisition of the meat-alternative business of WhiteWave Foods
•	Increased its equity investment in Yeo Hiap Seng Limited to provide co-branded product offerings and other joint interests in Asia

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Fiscal Year 2008 Guidance Outlook
The Company announced fiscal year 2008 sales guidance of $1.025 to $1.050 billion, an increase of 14% to 17% over 2007 sales and earnings of $1.38 to $1.42 per share, an increase of 18% to 21% on its existing business, inclusive of the Plainville Turkey Farm acquisition.

Update on Review of Stock Options Grants and Procedures
On June 15, 2007 the Company announced that it had been informed by the SEC that it was conducting an informal inquiry into its stock options practices. The Company at that time also stated its intention to cooperate with the SEC’s investigation.

A group of independent directors of the Company’s Board of Directors was appointed to review the Company’s stock options grants and procedures. This review is being conducted with the assistance of independent legal counsel and experts retained by counsel.

While counsel’s review is substantially complete, the Company is not yet in a position to file its Annual Report on Form 10-K for the year ended June 30, 2007. The Company intends to incorporate the results of the review in the upcoming filing of its Form 10-K. Therefore, the financial information included in this release remains unaudited and certain items in the balance sheet, such as stockholders’ equity and deferred tax accounts, are subject to the conclusion of the review.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:15 PM Eastern Daylight Time today to review its fourth quarter and full fiscal year 2007 results. On September 5, 2007, the Company is scheduled to present at the Lehman Brothers Back-To-School Consumer Conference. On September 19, 2007, the Company is scheduled to present at the RBC Capital Markets Consumer Conference. These events will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; the results of the stock options review described above; compliance with government regulations, including the rules on proxy solicitations when necessary or required, and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2006.

The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

In connection with the proposed transaction, a proxy statement of TenderCare International, Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement, when available, as well as other filed documents containing information about Hain Celestial and TenderCare at www.sec.gov, the SEC's website. Free copies of Hain Celestial's SEC filings also are available on Hain Celestial’s website at www.hain-celestial.com, or by request to Mary Anthes, Vice-President - Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	June 30,	June 30,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$60,518	$48,875
Trade receivables, net	95,405	80,764
Inventories	129,062	105,883
Recoverable income taxes	3,687	-
Deferred income taxes	8,069	2,986
Other current assets	19,263	21,968
Total current assets	316,004	260,476

Property, plant and equipment, net	114,901	119,830
Goodwill, net	509,336	421,002
Trademarks and other intangible assets, net	96,342	61,626
Other assets	21,873	14,750
Total assets	$1,058,456	$877,684

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$110,546	$80,802
Income taxes payable	4,381	4,175
Current portion of long-term debt	566	1,065
Total current liabilities	115,493	86,042

Deferred income taxes	24,227	19,086
Other Noncurrent Liabilities	664	426
Long-term debt, less current portion	215,446	150,803
Total liabilities	355,830	256,357

Minority Interest	5,678	4,926

Stockholders' equity:
Common stock	409	396
Additional paid-in capital	475,554	446,319
Retained earnings	207,846	165,034
Treasury stock	(12,745)	(12,745)
Foreign currency translation adjustment	25,884	17,397
Total stockholders' equity	696,948	616,401

Total liabilities and stockholders' equity	$1,058,456	$877,684

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net sales	$222,320	$194,790	$900,432	$738,557
Cost of sales	160,329	143,136	639,002	525,205
Gross profit	61,991	51,654	261,430	213,352

SG&A expenses	43,229	35,455	176,940	147,878

Operating income	18,762	16,199	84,490	65,474

Interest and other expenses, net	19	2,152	6,885	5,911
Income before income taxes	18,743	14,047	77,605	59,563
Income tax provision	6,437	5,272	29,637	22,496
Net income	$12,306	$8,775	$47,968	$37,067

Basic per share amounts	$0.31	$0.23	$1.22	$0.98

Diluted per share amounts	$0.30	$0.22	$1.17	$0.95

Weighted average common shares outstanding:
Basic	39,810	38,561	39,314	37,643
Diluted	41,706	40,107	41,108	38,912